Exhibit 99

                     National Lampoon to File 2007
                   Year-End Financial Results Late


    LOS ANGELES--(BUSINESS WIRE)--Nov. 15, 2007--National Lampoon, Inc. (AMEX:NLN), the leading brand in comedy, announced today that its annual report on Form 10-KSB for the fiscal year ended July 31, 2007 will be filed on or before Wednesday, November 28, 2007. The report was originally due to be filed on October 29, 2007. The Company was unable to file the report on a timely basis because of changes in accounting personnel.

    The Company will report revenues of $6,099,065 for the year ended July 31, 2007, as compared to $3,687,694 for the year ended July 31, 2006 and a net loss of $2,504,170 or ($0.32) per fully diluted share as compared with a net loss of $6,859,085 or ($1.00) per fully diluted share for the prior fiscal year. The net loss for the twelve-month period includes non cash costs associated with accrued preferred stock dividends, option grants, and costs related to new Internet and film production initiatives.

    The selected financial data including the results of operations for the twelve-month periods ended July 31, 2007 and 2006, and the financial positions as at July 31, 2007 compared to July 31, 2006, is summarized in the following table:



Selected Financial Data (unaudited)

                                          Twelve Months Ended July 31,
                                              2007           2006
U.S. $000's, except loss per share

Results of operations

Total revenue                             $      6,099  $       3,687
Net loss                                        (2,504)        (6,859)
Basic and diluted loss per share                 (0.32)         (1.00)
Net loss attributable to shareholders           (3,735)        (8,186)
Basic and diluted loss per share                 (0.49)         (1.20)

Net cash used in operating activities           (4,144)        (5,712)
Net cash used in investing activities             (108)           (60)
Net cash provided by financing activities        4,263          5,736

Financial position                        Twelve Months Ended July 31,
                                              2007           2006

Current assets                            $        509  $         884
Total assets                                     7,700          3,458
Current liabilities                             11,138          4,964
Total liabilities                               11,138          4,964
Shareholders' deficit                           (3,437)        (1,506)


    About National Lampoon

    National Lampoon, Inc. (AMEX:NLN) has been a dominant force in the US comedy world for almost 30 years and is currently active in a broad array of media and entertainment segments, including feature films, television programming, online and interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. National Lampoon reaches nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: Entertainment Division, College Marketing Division, and a distribution arm, National Lampoon Networks, providing content traditionally through its College TV network and across new media through multiple in-house digital platforms including Nationallampoon.com, DrunkUniversity.com, Toga TV.com, Knuckleheadvideo.com, the National Lampoon Video Network (which includes channels on AOL, Joost, YouTube and others) and the National Lampoon Humor Network - the most trafficked humor sites on the web - along with multiple other outlets housed on its online comedy website www.nationallampoon.com.

    Forward-Looking Statements

    This press release contains forward-looking statements, which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, whose filings are available on the SEC's website at Sec.com. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: National Lampoon, Inc.
             Daniel S. Laikin, 310-474-5252
             or
             Levine Communications Office Inc.
             Dawn Miller, 310-300-0950